Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE FISCAL 2007 FOURTH QUARTER AND FULL YEAR

Wilmington, MA (October 24, 2007) -- UniFirst Corporation (NYSE: UNF) today announced record revenues and earnings for its fiscal 2007 fourth quarter and full year which ended August 25, 2007.

Revenues were $227.5 million and $902.1 million for the fourth quarter and full year of fiscal 2007, respectively. These revenues represent an increase of 9.6% and 9.9%, respectively, from the $207.5 million and $821.0 million in the comparable 2006 periods.

Fourth quarter net income was $10.8 million, or $0.56 per diluted common share, compared to net income of $10.6 million, or $0.55 per diluted common share in the fourth quarter of fiscal 2006. The Company’s earnings in the fourth quarter of fiscal 2006 were affected by certain adjustments which combined to increase the Company’s net income by approximately $0.8 million. Excluding these adjustments, the Company’s net income increased from $9.8 million in the fourth quarter of fiscal 2006 to $10.8 million in fiscal 2007, or 10.6%.

Net income for the full year increased 15.3% to $45.2 million, or $2.34 per diluted common share, compared to $39.2 million, or $2.03 per diluted common share for fiscal 2006. The Company’s full year 2007 results were affected by severance expense as well as by adjustments made to the Company’s environmental reserves in the second quarter of fiscal 2007. These combined to decrease the Company’s income from operations and net income by approximately $2.3 million and $1.4 million, respectively. Without these adjustments, the Company’s diluted earnings per share for fiscal 2007 would have been $2.41.

The increase in the Company’s earnings is the result of strong performance in the Company’s core laundry operations, which excludes the Specialty Garments and First Aid segments, as well as the improved profitability of the Company’s Specialty Garments segment. Excluding the items discussed above, income from operations from the Company’s core laundry operations increased 15.1% in the fourth quarter and full fiscal year compared to fiscal 2006. These increases were the result of strong revenue growth of 8.6% and 9.2% in the fourth quarter and full fiscal year, respectively, as well as lower operating costs as a percentage of revenues. The Company’s revenue growth was primarily due to organic growth, which was 6.3% and 6.6% for the fourth quarter and full fiscal year, respectively. The Company’s operating margin for the full fiscal year benefited from modest reductions in energy, production and delivery costs as a percentage of revenues. In addition, merchandise costs as a percentage of revenues were lower in the fourth quarter of fiscal 2007 compared to fiscal 2006.

The Company’s Specialty Garments segment had income from operations in fiscal 2007 of $4.8 million compared to $0.4 million in fiscal 2006. This increase is the result of a 21.9% increase in revenues for the full year compared to fiscal 2006 which was primarily due to strong growth in the segment’s Canadian and European business.

"We are pleased with the results of another record year for UniFirst", said UniFirst CEO, Ronald Croatti. "Despite the challenge posed by a slow growth economy, our core laundry operations delivered solid results. Professional rep sales held up well throughout the year, with overall performance benefiting from increased headcount, better productivity and reduced turnover."

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 US states, Canada and Europe from 193 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Fifty-two weeks ended

	August 25,	August 26,	August 25,	August 26,
(In thousands, except share and per share data)	2007	2006	2007	2006

Revenues	$227,509	$207,541	$902,102	$820,972

Costs and expenses:
Operating costs (1)	144,855	131,813	572,221	524,694
Selling and administrative expenses (1)	49,658	44,232	197,148	177,167
Depreciation and amortization	12,786	11,585	48,512	45,310
	207,299	187,630	817,881	747,171

Income from operations	20,210	19,911	84,221	73,801

Other expense (income):
Interest expense	3,129	3,128	12,675	11,119
Interest income	(461)	(425)	(1,916)	(1,575)
	2,668	2,703	10,759	9,544

Income before income taxes	17,542	17,208	73,462	64,257
Provision for income taxes	6,736	6,635	28,267	25,049

Net income	$10,806	$10,573	$45,195	$39,208

Income per share – Basic:
Common Stock	$0.59	$0.60	$2.47	$2.25
Class B Common Stock	$0.47	$0.48	$1.98	$1.80

Income per share – Diluted:
Common Stock	$0.56	$0.55	$2.34	$2.03

Weighted average number of shares outstanding – Basic:
Common Stock	14,343	11,406	14,325	10,146
Class B Common Stock	4,937	7,842	4,939	9,096
	19,280	19,248	19,264	19,242

Weighted average number of shares outstanding – Diluted:
Common Stock	19,375	19,313	19,342	19,313

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.1500	$0.1500
Class B Common Stock	$0.0300	$0.0300	$0.1200	$0.1200

(1) Exclusive of depreciation and amortization

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)	August 25, 2007	August 26, 2006
Assets
Current assets:
Cash and cash equivalents	$12,698	$8,302
Receivables, net	91,906	86,549
Inventories	44,282	36,469
Rental merchandise in service	86,129	85,875
Prepaid and deferred income taxes	13,399	10,046
Prepaid expenses	1,807	1,672

Total current assets	250,221	228,913

Property and equipment:
Land, buildings and leasehold improvements	286,255	269,696
Machinery and equipment	299,831	284,619
Motor vehicles	95,214	84,138

	681,300	638,453
Less - accumulated depreciation	347,233	319,550
	334,067	318,903

Goodwill	224,366	211,489
Customer contracts and other intangible assets, net	62,064	64,022
Other assets	3,746	6,375

	$874,464	$829,702

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$539	$613
Accounts payable	45,297	43,003
Accrued liabilities	86,283	80,580
Accrued income taxes	—	3,041

Total current liabilities	132,119	127,237

Long-term obligations, net of current maturities	205,510	209,922
Deferred income taxes	39,508	39,998

Shareholders' equity:
Common Stock	1,435	1,431
Class B Common Stock	494	494
Capital surplus	16,332	14,497
Retained earnings	473,934	431,481
Accumulated other comprehensive income	5,132	4,642

Total shareholders' equity	497,327	452,545

	$874,464	$829,702

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	August 25,	August 26,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Thirteen weeks ending:
Core Laundry Operations	$204,687	$188,397	$16,290	8.6%
Specialty Garments	14,492	11,552	2,940	25.5
First Aid	8,330	7,592	738	9.7
Consolidated total	$227,509	$207,541	$19,968	9.6%

Fifty-two weeks ending:
Core Laundry Operations	$807,460	$739,155	$68,305	9.2%
Specialty Garments	62,868	51,553	11,315	21.9
First Aid	31,774	30,264	1,510	5.0
Consolidated total	$902,102	$820,972	$81,130	9.9%

Income from Operations

	August 25,	August 26,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Thirteen weeks ending:
Core Laundry Operations	$20,362	$18,992	$1,370	7.2%
Specialty Garments	(688)	(86)	(602)	-700.0
First Aid	536	1,005	(469)	-46.7
Consolidated total	$20,210	$19,911	$299	1.5%

Fifty-two weeks ending:
Core Laundry Operations	$77,982	$71,071	$6,911	9.7%
Specialty Garments	4,813	368	4,445	1,207.9
First Aid	1,426	2,362	(936)	-39.6
Consolidated total	$84,221	$73,801	$10,420	14.1%